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                          EMPLOYEE STOCK PURCHASE PLAN
                      OF NEW BRUNSWICK SCIENTIFIC CO., INC.



1.  Reservation of Stock

         To encourage and facilitate the purchase of capital stock of New Brunswick Scientific Co., Inc., there is hereby reserved for sale under the Employee Stock Purchase Plan of New Brunswick Scientific Co., Inc. (the "Plan") 231,000 authorized but unissued shares of Common stock, par value $0.0625 per share, of New Brunswick Scientific Co., Inc. (the "Company"). Authorized but unissued shares are reserved under the Plan; however, issued shares that have been or may be reacquired by the Company, either especially for use under the Plan or otherwise, may be used for purposes of the Plan from time to time in place of the reserved shares.

2.  Eligibility

         All regular employees of the Company and those of its subsidiaries in which the Company owns or controls at least 75% of the shares of capital stock (of all classes) outstanding (i) whose customary employment is for more than 20 hours per week and for more than five months in any calendar year, and (ii) who have completed twelve or more months of employment with the Company or such subsidiaries as of an enrollment date, as defined below, shall be eligible to participate in the Plan. If the Company's ownership or control of the outstanding capital stock of any subsidiary in which it owns at least 75% thereof as of the date the Plan becomes effective shall become less than 75% thereof after such date, then the Board of Directors may, in its discretion, terminate the eligibility of the employees of such subsidiary. Such termination may, at the election of the directors, be effective (i) immediately, in which case all amounts accumulated for the affected employees under Section 3 of the Plan shall promptly be returned to them, or (ii) immediately following the next succeeding date for the purchase of shares, as determined under Section 4 of the Plan.

         Each employee who is eligible to participate in the Plan may enroll in the Plan by signing a form provided by the Company to authorize payroll deductions for contributions to the Plan. Such enrollment form shall be completed and returned to the Company at least 2 days prior to each enrollment date, the enrollment dates for the Plan being the first day of June and the first day of December of each year.

         Notwithstanding the above, no employee of the Company or its subsidiaries shall be granted a right to purchase shares under the Plan if, immediately after such right is granted, such employee would own or hold a right to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its subsidiaries, within the meaning of the rules set forth in Section 423 (b)(3) of the Internal Revenue Code of 1986.

3.  Payroll Deductions

         Each participant in the Plan shall authorize payment for the shares to be purchased by him through allotments from his pay in even dollar amounts, in any pay period, not to exceed ten per cent (10%) of his gross pay. The maximum amount, however, which may be allotted through payroll deductions by each participant shall not exceed $5,000.00 in any one year during the duration of the Plan. Such payroll deductions must be made in each regular pay period. Subject to the foregoing maximum percentage and dollar amount, a participant may change the amount of his future allotments as of the beginning of any six-month enrollment period by filing notice of the change with the Controller of the Company at least twenty-one (21) days prior to the start of a six-month enrollment period. An account will be maintained for each participant to which will be credited amounts allotted from his pay and to which will be charged his withdrawals and the amounts expended for his purchase of shares. Amounts allotted by participants will be segregated from the Company's assets, and are to be deposited in special bank accounts maintained especially for the administration of the Plan.

         The Company will furnish to each participant promptly after the end of each six-month period a statement of his account in reasonable detail.

4.  Method of Purchase

a) Beginning on November 30, 1987 and on the last day of each six-month period thereafter, so long as the Plan remains in effect, the Company shall apply the contributions accumulated in each participant's account as of such date to the purchase of authorized but unissued, or reacquired, shares of its capital stock, provided that prior to such date the participant may submit a Notification of Non-Purchase Form, in which case no shares shall be purchased for the participant for such period. Any balance remaining in a participant's account after a purchase (or after an election not to purchase) shall be refunded to the participant, except that any amounts representing a fractional share which remain in a participant's account after a purchase will be carried over to the next succeeding period and either applied to the purchase of shares or refunded to the participant, as applicable.
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b)       The number of shares to be purchased shall be determined by dividing the amount of accumulated contributions by the lesser of:

                  (i) 85% of the last reported closing bid price in the over-the-counter market on the last day of the six-month period as quoted by NASDAQ and reported in The Wall Street Journal or other similar financial publications) for such date; or

                  (ii) 85% of the last reported closing bid price in the over-the-counter market on the first day of the six-month period as quoted by NASDAQ and reported in The Wall Street Journal or other similar financial publications) for such date.

         As soon as practicable after the purchase date, the Company shall issue to each participant a certificate evidencing the whole number of shares purchased.

c) No Participant shall have the right to purchase stock under all stock purchase plans of the Company and its parent or subsidiary corporations at an accrued rate exceeding $25,000 of the fair market value of such shares (determined at the time such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time.

5.  Ownership of Stock; Non-Assignability

         No Participant as such shall be considered to own or have any interest in any shares of stock other than the whole shares purchased for him out of his account as above provided. Each participant or such other person as he shall have designated to become the record owner) shall be deemed the owner of record of any shares so purchased, on the date of issuance of the certificate evidencing the shares purchased.

         The right to purchase stock under the Plan shall be non-assignable. Any purported assignment or transfer of such right, voluntary or involuntary, shall be deemed to be an election not to exercise such right to purchase stock, and any sum accumulated at the time of any termination of employment for any reason, including death, shall be refunded.

6.  Withdrawal from the Plan

         Any participant may withdraw from the Plan at any time by giving written notice of such withdrawal to the Controller of the Company at least five
(5) business days before the date of withdrawal. Promptly after a participant's withdrawal, he will be paid all amounts standing to his credit in his account. A participant who has withdrawn may, if he remains eligible to participate in the Plan, resume his participation as of the first day of any six-month payment period beginning after his withdrawal, by filing a new application form at least twenty-one days prior to such date, provided that no employee may re-enter the Plan more than twice without approval of the Committee administering the Plan.
         A participant shall be deemed automatically to have withdrawn from the Plan at the time of his ceasing for any reason to be employed by the Company, or its subsidiaries described in section 2 above, or at the time he ceases to be eligible to participate in the Plan. Any amounts standing to his credit in his account shall be paid and delivered to him. In the event of the death of a participant, any amounts standing to his credit in his account shall be paid and delivered to his executor or administrator. A leave of absence shall not be considered a termination of employment so as to effect withdrawal from the Plan provided such leave of absence is in accordance with established Company policy.

7.  Administration

         The Plan shall be administered by a Committee of at least three members, who are appointed by (and subject to removal by) the Board of Directors of the Company. Members of the Committee need not be directors of the Company. Subject to direction of the Board, the Committee shall make such interpretations and adopt regulations as it may deem desirable or necessary in connection with the operation of the Plan. Members of the Committee shall receive no separate compensation for serving on the Committee.

8.  Duration and Amendment

         The Plan is to continue in effect until 200,000 shares have been sold under it, subject, however, to termination at anytime by the Board of Directors of the Company. Upon termination of the Plan, all amounts standing to the credit of participants shall be distributed to them in the same manner as if they had withdrawn from the Plan.

         The Plan is subject to amendment at any time by the Board of Directors except that, without the approval of the stockholders of the Company, the number of shares which may be sold to participants shall not be increased, and payroll allotments exceeding ten per cent (10%) of gross pay shall not be authorized. No amendment of the Plan will become effective until at least ten (10) days after written notice thereof has been given to each participant.

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         If there is any recapitalization of the Company with respect to its
Common shares or any split-up or combination or exchange of shares, the aggregate number of shares which may thereafter be available under the Plan, the number of shares with respect to which rights to purchase have been granted at that time, and the price at which such shares may be purchased, shall be proportionately and appropriately adjusted.

9.  Applicable Law and Regulations

         It is intended that this Plan and all rights granted hereunder will meet the requirements of an employee stock purchase plan under the Internal Revenue Code, or other applicable provisions, as they may be amended from time to time. The Plan, in all respects, shall be so interpreted and construed as to be consistent with this purpose.

         Sales of shares under the Plan shall be subject to approval of the Plan by the Company's shareholders, as provided in the Internal Revenue Code, and to compliance with requirements of all applicable state and federal securities and other laws.